Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of First Surgical Partners Inc. on Form S-1 of our report dated June 16, 2011 on the consolidated balance sheets of First Surgical Partners Inc. and its subsidiaries as of December 31, 2010 and 2009  and the related consolidated statements of operations, stockholders’ equity,  and cash flows for the two years in the period ended December 31, 2010.  We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
August 25, 2011